Exhibit 10.130

April 28, 2016

VeriTeQ Corporation

6560 W. Rogers Circle, Suite 19 Boca Raton, Florida 33487

In consideration for the closing under that certain Stock Purchase Agreement, dated November 25, 2015, between VeriTeQ Corporation, a Delaware corporation (the “Company”) and the other parties thereto, I hereby relinquish any rights to any securities of the Company which may exist pursuant to that certain Restricted Stock Award Agreement between me (“Holder”) and the Company, dated as of August 13, 2015, or pursuant to any other agreement prior to the date hereof between me and the Company. Further, I release the Company from any and all obligations which may exist pursuant to any other agreement between me and the Company, including, but not limited to, any employment agreements.

I also hereby remise, release and forever discharge the Company and its respective affiliates, stockholders, officers, directors, representatives, agents, accountants, attorneys, auditors, and current or former employees (collectively, the "Releasees"), of and from all, and all manner of, actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, controversies, agreements, damages, indemnifications, judgments, claims, liabilities and demands whatsoever, in law or equity (collectively, "Claims"), which I can, shall or may have against the Releasees or any of them for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, both known and unknown; provided, however, that this shall not be deemed to be a release by me of the Releasees with respect to any Claims with respect to a breach by the Company of this Agreement. I also hereby covenant that I have not assigned to any third party any claim that it currently has or may have in the future against any Releasee.

The Company hereby remises, releases and forever discharges Holder of and from all, and all manner of Claims which it can, shall or may have against Holder for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, both known and unknown; provided, however, that this shall not be deemed to be a release by the Company of Holder with respect to any Claims with respect to a breach by Holder of this Agreement. The Company also hereby covenants that it has not assigned to any third party any claim that it currently has or may have in the future against Holder.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be enforced in such State.

VeriTeQ Corporation	By:	/s/ Barry Edelstein
Barry Edelstein

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